C. H. DEAN & ASSOCIATES, INC.
                               2480 SECURITIES LLC

                              DEAN FAMILY OF FUNDS

                                 CODE OF ETHICS

                                       AND

                             INSIDER TRADING POLICY

                      As Amended Effective October 1, 1999


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                                TABLE OF CONTENTS

                                                                         Page

SECTION I.            Policy Statement On Ethical Standards...................1

   General Statement..........................................................1
   Prohibited Business Practices..............................................2
   Securities Trading Restrictions............................................4

SECTION II.           Policy Statement On Insider Trading.....................5

   Policy Statement On Insider Trading........................................5
   Insider....................................................................5
   Material Information.......................................................6
   Non-Public Information.....................................................6
   Penalties for Insider Trading..............................................6

SECTION III.          Procedures To Implement The Code........................7

   Identifying Inside Information.............................................7
   Restricting Access to Material Non-Public Information......................7
   Holdings Reports...........................................................8
   Exceptions to the Requirement to Submit Holdings Reports...................9
   Quarterly Transaction Reports..............................................9
   Exceptions to the Requirement to Submit Quarterly Transaction Reports.....10
   Annual Certification......................................................11
   Disclosure of Ownership...................................................11
   Preclearance Requirements for Trades and Investments by Advisory Persons..11

SECTION IV.           Sanctions..............................................14

SECTION V.            Supervisory Procedures.................................15

   Prevention of Insider Trading and Promotion of Ethical Standards..........15
   Detection of Insider Trading and Unethical Practices......................15
   Special Reports to Management.............................................16
   Annual Reports to Management..............................................16




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SECTION I    Policy Statement On Ethical Standards

A.       General Statement

         Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") requires registered investment companies and their investment advisers, sub-advisers and principal underwriters to adopt codes of ethics to prevent fraudulent, deceptive and manipulative practices and to institute procedures to prevent violations of the code of ethics.

         The Dean Family of Funds (the "Trust") is registered as an open-end management investment company under the Act. Pursuant to Rule 17j-1 under the 1940 Act, the Trust had adopted this Code of Ethics and Insider Trading Policy (the "Code").

         C. H. Dean & Associates, Inc. ("Dean & Associates") is the investment adviser for the Trust. 2480 Securities LLC ("2480 Securities"), a subsidiary of C. H. Dean & Associates, Inc., is the principal underwriter for the Trust. Pursuant to Rule 17j-1 under the 1940 Act, Dean & Associates and 2480 Securities (collectively, the "Company") also have adopted the Code.

         The Company operates under the careful scrutiny of federal and state regulatory authorities. The Company's historic commitment to strict ethical standards stems not only from this scrutiny, but also from a belief that the Company's clients have brought it success due to its hard work and high ethical standards. High ethical standards are a fundamental part of the Company's operations, and the role its employees play in its success.

         Except as otherwise specified herein, this Code applies to the following persons:

                  o All employees of the Company;

                  o All officers of the Company;

                  o All directors of the Company;

                  o All officers of the Trust;

                  o All Trustees of the Trust; and

                  o Persons in a control relationship to the Trust or the Company who obtain information concerning recommendations made to the Trust with regard to the purchase or sale of securities by the Trust.

         These persons are called "Access Persons" in this document.

         This  Code  is  intended  to  insure  that  the   personal   securities
         transactions of Access Persons are conducted in accordance with the following principles:

                  o A duty at all times to place first the interests of clients;

                  o The requirement that all personal securities transactions be conducted consistent with this Code and in such a manner to avoid any actual or potential conflict of interest or any abuse of an individual's responsibility and position of trust; and

                  o The fundamental standard that Company personnel not take inappropriate advantage of their positions.

         Compliance with the Code, however, does not relieve an Access Person of any obligation under any laws or rules pertaining to the activities of an Access Person, including federal and state securities laws and the rules of the National Association of Securities Dealers, Inc. ("NASD").

         Every Access Person must read and retain this Code. Any questions regarding the following policies and procedures should be referred to the person designated by the Company and/or the Trust as its Compliance Officer.

B.       Prohibited Business Practices

         The Company is a fiduciary, and has a duty to act primarily for the benefit of its clients. While the nature and extent of this duty will vary according to the nature of the relationship between the Company and the client and the circumstances of each case, certain practices are clearly dishonest and unethical. To insure compliance with the Company's high ethical standards, and its fiduciary obligations to clients, no Access Person shall engage in any of the following business practices:

        1. Knowingly sell any security to, or purchase any security from, a client while acting as a principal for his or her own account or for the Company's account, or knowingly effect a sale or purchase of a security for the account of a client while acting as a broker for another, without disclosing to the client in writing before execution of the transaction the capacity in which he or she is acting and obtaining the consent of the client to the transaction.

        2. Recommend to a client the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known or acquired after reasonable examination of the client's financial records.

        3. Place an order to purchase or sell a security for the account of a client without authority to do so.

        4. Place an order to purchase or sell a security for the account of a client upon instruction of a third party (such as a broker-dealer or another adviser) without first having obtained a written third-party authorization from the client.

        5. Exercise any discretionary power in placing an order for the purchase or sale of securities for a client, without obtaining written discretionary authority from the client promptly after the date of the first transaction placed pursuant to oral discretionary authority, but in no event later than 10 business days after the first transaction, unless the discretionary power relates solely to the price at which or the time when an order involving a definite amount of a specified security shall be executed.

        6.        Induce  trading  in a  client's  account that is excessive  in
                  size  or  frequency  in  view of  the   financial   resources,
                  investment objectives and character of the account.

        7. Borrow money or s ecurities from a client unless the client, is a broker-dealer or a financial institution engaged in the business of loaning funds or securities.

        8.        Loan money to a client.

        9. Misrepresent to any client or prospective client the qualifications of the Company or any employee of the Company, or misrepresent the nature of the advisory services being offered or fees to be charged for such services, or omit to state a material fact necessary to make statements regarding qualifications, services or fees, in light of the circumstances under which they were made, not misleading.

       10. Provide a report or recommendation to any client prepared by someone other than the Company without disclosing that fact, other than with respect to published research reports, or statistical analyses normally used or ordered by the Company in providing advisory services.

       11.        Charge a client an unreasonable advisory fee.

       12. Fail to disclose to a client in writing before any advice is rendered any material conflict of interest relating to the Company or any of its employees that could reasonably be expected to impair the rendering of unbiased and objective advice including:

                  o Compensation arrangements connected with advisory services to clients, which are in addition to compensation from such clients for such services; and

                  o Charging a client an advisory fee for rendering advice, when a commission for executing securities transactions pursuant to such advice will be received by the Company or its employees.

        13. Guarantee a client that a specific result will be achieved (gain or loss) as a result of the advice provided to the client

        14. Publish, circulate or distribute any advertisement which does not comply with the following laws and rules:

                  o The Investment Company Act of 1940 and the rules under the 1940 Act;

                  o The Investment Advisers Act of 1940 and the rules under the Advisers Act; and

                  o        The NASD rules.

        15. Disclose the identity, affairs or investments of any client to any third party, unless required by law to do so, or unless the client consents to the disclosure.

        16. Enter into, extend or renew any investment advisory contract, unless the contract is in writing and discloses, in substance, the services to be provided, the term of the contract, the advisory fee, the formula for computing the fee, the amount of prepaid fee to be returned in the event of contract termination or nonperformance, whether the contract grants discretionary power to the Company, and that no assignment of the contract shall be made by the Company without the consent of the other party to the contract.

        17. Fail to disclose to a client or prospective client each material fact with respect to:

                  o Any financial condition of the Company that is reasonably likely to impair the ability of the Company to meet contractual commitments to a client; or

                  o A legal or disciplinary action that is material to an evaluation of the Company's integrity, or ability to meet contractual commitments to a client.

         The conduct set forth above is not all inclusive. Engaging in other conduct, such as nondisclosure, incomplete disclosure, frontrunning, or other deceptive, manipulative or fraudulent practices, is considered an unethical business practice and prohibited by Rule 17j-1 under the Act as well as other securities laws.

         Engaging in any unethical business practice can subject the Company and the person involved to civil and criminal liability, and will result in the Company imposing serious sanctions on the person(s) involved, including dismissal.

C.       Securities Trading Restrictions

         Policies and restrictions concerning personal securities trading are set forth in Section III of this document.

SECTION II.      Policy Statement On Insider Trading

A.       Policy Statement On Insider Trading

         The Company forbids any of its Access Persons from trading securities, either personally or on behalf of others (such as accounts managed by the Company), based on material non-public information, and from
         communicating   material   non-public   information  about  issuers  of
         securities to others in violation of the law. This conduct is frequently referred to as "insider trading."

         The Company's policy applies to every Access Person, and extends to activities within and outside their duties at the Company.

         While the term "insider trading" is not defined in the federal securities laws, for purposes of these policies and procedures, it shall be presumed to include the use of material non-public information to trade in securities (whether or not one is an "insider" with respect to the issuer of the securities), and the communication of material non-public information to others, including any of the following practices:

                  o Trading by an insider (e.g., an officer, director or employee of an issuer, or anyone with a confidential relationship with the issuer), while in possession of material non-public information;

                  o Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or was misappropriated; and

                  o        Communicating   material  non-public  information  to
                           others.

         The elements of insider trading and the penalties for such unlawful conduct are discussed below.

B.       Insider

         For purposes of these policies and procedures, an "insider" is defined to include officers, directors, trustees and employees of an issuer of securities, as well as outside persons in a special confidential relationship with the issuer who are given access to information solely for the issuer's purposes. Such "temporary insiders" can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. However, for such an outside person to be considered a "temporary insider," the issuer must expect such person to keep confidential the non-public information, which has been disclosed to him, and the relationship must at least imply such a duty.

         Access Persons should be aware that, under this definition, the Company (or an employee of the Company) may become a temporary insider of a company if it advises that company or performs other services for it. There may even be circumstances in which the Company (or an employee of the Company) could become a temporary insider in a company that it investigates for the purpose of making or recommending an investment, or in which it holds a portfolio position on behalf of a client.

C.       Material Information

         Trading on inside information is not a basis for liability unless the information is material. For purposes of these policies and procedures, "material information" is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information with respect to a company that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

D.       Non-Public Information

         For purposes of these policies and procedures, information will be considered to be non-public until there is a reasonable basis for believing that it has been effectively communicated to the market place. For example, information found in the following places would be considered public:

                  o        A report filed with the SEC;

                  o        A press release; or

                  o A publication of general circulation such as Dow Jones, "Reuters Economic Services," or the Wall Street Journal.

E.       Penalties for Insider Trading

         Access Persons of the Company should be aware that penalties for trading on, or communicating, material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, regardless of whether they benefit from the violation. These penalties include:

                  o        Civil injunctions;

                  o        Treble damages;

                  o        Disgorgement of profits;

                  o        Jail sentences;

                  o Fines for the person who committed the violation of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited; and

                  o Fines for the employer or other controlling person of up to the greater of $1 million, or 3 times the amount of the profit gained or loss avoided.

SECTION III.    Procedures To Implement The Code

The following procedures are established to aid Access Persons in avoiding any activities in violation of the principles set forth herein, and to aid the Company and the Trust in preventing, detecting, and imposing sanctions against these activities. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. Questions about these procedures should be directed to the Compliance Officer.

A.       Identifying Inside Information

         Before an Access Person engages in trading in the securities of a company about which the Access Person may have potential inside information, whether trading for himself/herself or others (including investment companies or private accounts managed by the Company), the following questions should be answered:

                  o Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

                  o Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in "Reuters Economic Services," the Wall Street Journal, or other publications of general circulation?

         If an Access Person either believes that the information is material and non-public, or has any question as to whether the information is material and non-public, the Access Person should take the following steps:

                  o        Report  the  matter  immediately  to  the  Compliance
                           Officer.

                  o Refrain from purchasing or selling the securities on behalf of himself or others, including investment companies or private accounts managed by the Company.

                  o Refrain from communicating the information inside or outside the Company or the Trust, other than to the Compliance Officer.

         After the Compliance Officer has reviewed the issue, the Access Person will be instructed to continue to refrain from trading and communicating the information, or will be allowed to trade and communicate the information.

B.       Restricting Access to Material Non-Public Information

         Information in the possession of an Access Person that is material and non-public may not be communicated to anyone, including persons within the Company or the Trust, except to the Compliance Officer or to other persons identified by the Compliance Officer. In addition, care should be taken so that the information is secure. For example, files containing material non-public information should be sealed, and access to computer files containing material non-public information should be restricted.

C.       Holdings Reports

         Each Access Person must submit written and signed reports containing information about securities (including options) in which the Access Person had any direct or indirect beneficial ownership ("Holdings Reports").

         Each Access Person must submit to the Compliance Officer an Initial Holdings Report no later than 10 days after he or she becomes an Access Person. The information included in the Initial Holdings Report must reflect the Access Person's holdings as of the date he or she became an Access Person.

         Each Access Person must submit to the Compliance Officer an Annual Holdings Report no later than January 30 of each year. The information included in the Annual Holdings Report must reflect the Access Person's holdings as of December 31 of the prior year.

         If an Access Person is not required to report any information on an Initial Holdings Report or an Annual Holdings Report, the Access Person must submit a written and signed statement to that effect to the Compliance Officer by the date on which the applicable Holdings Report is due.

         Each Initial Holdings Report and each Annual Holdings Report must include the following information:

                  o Title of each security in which the Access Person had any direct or indirect beneficial ownership;

                  o        Number  of  shares  and  principal   amount  of  each
                           security in which the Access Person had any direct or indirect beneficial ownership;

                  o Name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

                  o        Date the  Holdings  Report is submitted by the Access
                           Person.

         Each Holdings Report must also include information about securities held by any of the following persons or entities and information about accounts maintained by any the following persons or entities:

                  o The Access Person's family including his/her spouse, his/her minor children and adults living in the same household as the Access Person;

                  o Trusts of which the Access Person is a trustee, or in which the Access Person or his/her family members have a beneficial interest; and

                  o Any account in which the Access Person or his/her family members hold a direct or indirect beneficial interest, retain investment authority or exercise a power of attorney.

D.       Exceptions to the Requirement to Submit Holdings Reports

         An Access Person does not have to include in his or her Holdings Reports information about the following securities or accounts: direct obligations of the U.S. Government, mutual fund investments, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments.

         An Access Person does not have to include in his or her Holding Reports information about bank accounts.

         An Access Person does not have to include in his or her Holdings Reports information about securities held in any account over which the Access Person has no direct or indirect influence or control.

         A disinterested trustee of the Trust does not have to make any Holdings Reports.

E.       Quarterly Transaction Reports

         Each Access Person must submit a report ("Quarterly Transaction Report") containing information about:

                  o Every securities transaction (including every option transaction) during the quarter in which the Access Person had any direct or indirect beneficial interest; and

                  o Every account established by the Access Person in which any securities (including options) were held during the quarter for the direct or indirect benefit of the Access Person.

         Each Access Person must also arrange for duplicate trade confirmations of every securities transaction (including every option transaction) in which the Access Person had any direct or indirect beneficial interest to be sent to the Compliance Officer directly from the broker, dealer or bank.

         A Quarterly Transaction Report must be submitted to the Compliance Officer no later than 10 days after the end of a calendar quarter.

         If an Access Person is not required to report any information on a Quarterly Transaction Report, the Access Person must submit a written and signed statement to that effect to the Compliance Officer by the date on which the applicable Quarterly Transaction Report is due.

         A Quarterly Transaction Report must include the following information:

                  o        Date of each transaction;

                  o        Title of each security;

                  o Interest rate and maturity date of the security, if applicable;

                  o        Number  of  shares  and  principal   amount  of  each
                           security;

                  o        Nature of the transaction;

                  o        Price at which the transaction was effected;

                  o Name of the broker, dealer or bank with or through which the transaction was effected;

                  o Name of the broker, dealer or bank with whom the Access Person established the account;

                  o        Date the account was established; and

                  o Date the Quarterly Transaction Report is submitted by the Access Person.

         Each Quarterly Transaction Report must also include information about the securities transactions in which any of the following persons or entities participated and information about accounts established by any of the following persons or entities:

                  o The Access Person's family including his/her spouse, his/her minor children and adults living in the same household as the Access Person;

                  o Trusts of which the Access Person is a trustee or in which the Access Person or his/her family members have a beneficial interest; and

                  o Accounts in which the Access Person or his/her family members hold a direct or indirect beneficial interest, retain investment authority, or exercise a power of attorney.

F.       Exceptions to the Requirement to Submit Quarterly Transaction Reports

         An Access Person does not have to report transactions involving the following securities or accounts: direct obligations of the U.S. Government, mutual fund investments, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments.

         An Access Person does not have to report transactions involving bank accounts.

         An Access Person does not have to report transactions effected for any account over which the Access Person has no direct or indirect influence or control.

         An Access Person does not have to make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer no later than 10 days after the end of the calendar quarter and all of the required information is contained in the broker trade confirmations or account statements.

         A disinterested trustee of the Trust does not have include any information in his or her Quarterly Transaction Report about any security transaction unless, at the time of the transaction, the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, the Trust purchased or sold the security or the Trust or the Company considered purchasing or selling the security.

G.       Annual Certification

         Each Access Person, except a disinterested trustee of the Trust, must annually certify that he or she has read and understands this Code and recognizes that he or she is subject to its provisions.

         Each Access Person, except a disinterested trustee of the Trust, must annually certify in writing that all information required to be reported by the Access Person in a Holdings Report or a Quarterly Transaction Report has been reported to the Compliance Officer.

H.       Disclosure of Ownership

         The Company or the Trust may, in its discretion, require an Access Person to disclose, in connection with a report, recommendation or decision of the Access Person to purchase or sell a security for the Trust or any client of the Company, any direct or indirect beneficial ownership of that security by the Access Person.

I.       Preclearance Requirements for Trades and Investments by Advisory
         Persons

         1.       General Preclearance Requirement

         An Advisory Person (as defined below) must obtain preclearance from the Compliance Officer or his designee before the Advisory Person trades, directly or indirectly, in the following securities:

                  o Any security appearing on the Company's restricted list;

                  o Securities convertible into or exchangeable for any security on the Company's restricted list; and o Options to purchase or sell any security whether or not on the Company's restricted list.

         Generally any security currently being considered for purchase or sale by the Trust or any other client of the Company, or any security that has been purchased or sold by the Trust or any other client of the Company within the previous 7 days, will appear on the Company's restricted list. The restricted list will be provided to the Compliance Department by the Research Department on a weekly basis.

2.       Preclearance Requirement for Investments in IPOs and Limited Offerings

         An Advisory Person (as defined below) must obtain preclearance from the Compliance Officer or his designee before the Advisory Person directly or indirectly acquires beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

         An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

         A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section
         4(6), or pursuant to Rule 504, Rule 505 or Rule 506, under the Securities Act of 1933.

3.       Definition of Advisory Person

         The term "Advisory Person" includes:

                  o Any employee of the Company who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust or any client of the Company;

                  o Any employee of the Company whose functions relate to the making of any recommendations with respect to such purchases or sales;

                  o Any employee of the Company who in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust or any client of the Company; and

                  o Any person in a control relationship to the Trust or the Company who obtains information concerning recommendations made to the Trust or any client of the Company with regard to the purchase or sale of a security by the Trust or any client of the Company.

4.       Accounts Covered by the Preclearance Requirements

         The preclearance requirements apply to trades and investments for accounts of the following persons:

                  o        Personal accounts of the Advisory Person;

                  o Accounts of the Advisory Person's family including his/her spouse, his/her minor children and adults living in the same household as the Advisory Person;

                  o Accounts for trusts of which the Advisory Person is a trustee or in which the Advisory Person or his/her family members have a beneficial interest; and

                  o Accounts in which the Advisory Person or his/her family members hold a direct or indirect beneficial interest, retain investment authority or exercise a power of attorney.

5.       Exceptions to the General Preclearance Requirement

         The general preclearance requirement does not apply to the transactions listed below. There are no exceptions to the preclearance requirement for investments in Initial Public Offerings and Limited Offerings.

                  o Purchases and sales for accounts that are managed by the Company;

                  o Purchases and sales for retirement plans sponsored by the Company (which are not self directed);

                  o Purchases and sales for retirement plans sponsored by the employer of a family member of an Advisory Person (which are not self directed);

                  o Purchases and sales of U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, mutual fund investments and money market accounts;

                  o Purchases and sales of municipal securities (other than those issued by the Company's clients); and

                  o        Purchases and sales of "large cap securities."

                      The term "large cap securities" means securities when the issuer of the securities has a market capitalization greater than $1 billion. Market capitalization will be calculated by multiplying the number of outstanding shares of the issuer by the current price per share.

                      This exception does not apply to purchases or sales of options on a large cap security. Option trades on any security, including any large cap security, for any account described above must be precleared by the Compliance Officer or his designee.

         6.       Preclearance Procedures

         To obtain preclearance for a specific transaction, an Advisory Person should request preclearance from the Compliance Officer or his designee. Preclearance will be valid only if the Advisory Persons receives either written approval or approval through e-mail. The Advisory Person may engage in the specific transaction for which he or she has obtained preclearance for 3 days from the receipt of preclearance.

SECTION IV.     Sanctions

Violations by an Access Person or Advisory Person of the policies and procedures set forth in this Code will be handled in the following manner:

o        First violation:

         A written warning will be given to the Access Person or the Advisory Person.

o        Second violation:

         A written warning will be given to the Access Person or Advisory Person and he or she will be required to attend a meeting with senior management of the Company to review the violation and the applicable policies and procedures of this Code.

o        Third violation:

         A fine of up to $1,000 will be assessed against the Access Person or Advisory Person. The fine will be donated to charity or used for other appropriate purposes as determined by senior management of the Company.

o        Fourth violation:

         Senior management of the Company will conduct a review to determine the proper additional disciplinary action to be taken against the Access Person or Advisory Person, which could include termination of employment.

SECTION V.    Supervisory Procedures

The following supervisory procedures will be implemented by the Company to insure compliance with this Code:

A.       Prevention of Insider Trading and Promotion of Ethical Standards

         To prevent insider trading, and to promote and maintain ethical standards, the Compliance Officer will:

                  o Require that each Access Person review and sign a statement that he/she has read and understands Sections I through IV of these policies and procedures, and will comply with them, which statement will be maintained in that Access Person's personnel file;

                  o Provide, on a regular basis, an educational program to familiarize Access Persons with the Company's and Trust's policies and procedures with respect to insider trading and ethical standards;

                  o        Answer   questions   regarding   these  policies  and
                           procedures;

                  o Review on a regular basis, and update as necessary, these policies and procedures;

                  o Resolve issues of whether information received by an Access Person is material and non-public, or whether any proposed activity is an unethical business practice;

                  o When it has been determined that an Access Person has material non-public information, implement measures to prevent dissemination of the information and, if necessary, restrict Access Persons from trading the securities; and

                  o Promptly review, and either approve or disapprove in writing or by e-mail, each request from an Advisory Person for preclearance to trade.

B.       Detection of Insider Trading and Unethical Practices

         To detect insider trading and unethical business practices, the Compliance Officer will:

                  o Review the Quarterly Transaction Reports and Holdings Reports filed by each Access Person;

                  o        Review  the  duplicate   confirmations   and  account
                           statements received from brokers, dealers and banks;

                  o Review the trading activity of mutual funds and private accounts managed by the Company;

                  o Review the trading activity of the Company's own account;

                  o Coordinate the review of the reports with other appropriate officers, directors or employees of the Company; and

                  o Review the Company's sales, marketing and other business activities and operations regularly.

C.       Special Reports to Management

         Upon learning of a potential violation of these policies and procedures, the Compliance Officer will report promptly to management of the Company and/or to the Board of Trustees of the Trust, as appropriate, providing full details and recommendations for further action.

D.       Annual Reports to Management

         On an annual basis, the Compliance Officer will prepare a written report to the management of the Company and to the Board of Trustees of the Trust setting forth the following:

                  o        A  summary  of  existing  procedures  to  detect  and
                           prevent  insider   trading  and  unethical   business
                           practices;

                  o A description of any issues that have arisen under the Code and the related procedures including information about material violations of the Code and sanctions imposed in response to the material violations;

                  o An evaluation of the current procedures and any recommendation for improvement;

                  o A description of the Company's continuing educational program regarding insider trading and ethical standards, including the dates of the programs since the last report to management; and

                  o A certification that the Trust and the Company have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.